Exhibit 99.1
[FHLBank Atlanta logo]

News Release
October 29, 2020

FOR IMMEDIATE RELEASE
CONTACT: Peter E. Garuccio
Federal Home Loan Bank of Atlanta
pgaruccio@fhlbatl.com
404.888.8143

Federal Home Loan Bank of Atlanta Announces Third Quarter 2020 Operating Highlights

ATLANTA, October 29, 2020 - Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended September 30, 2020. All numbers reported below for the third quarter of 2020 are approximate until the Bank announces unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission (SEC), which is expected to be filed on or about November 6, 2020.

Net income for the third quarter of 2020 was $56 million, a decrease of $20 million compared to net income of $76 million for the third quarter of 2019. The decrease in net income was primarily due to changes in advance balances, as well as changes in interest rates.

Beginning in March of 2020 and continuing through the third quarter of 2020, conditions in the financial markets have been impacted by the global pandemic associated with COVID-19. In response to these market conditions, the Federal Open Market Committee lowered the target range for federal funds to 0.00 percent to 0.25 percent. Additionally, the Federal Reserve implemented a number of asset purchase programs to provide additional liquidity to the financial markets. The additional market liquidity from the Federal Reserve’s actions, as well as increased deposit levels, resulted in lower demand from the Bank’s members for advances, which impacted net income during the third quarter. During this period, market interest rates declined significantly and have remained at historically low levels. These low market interest rates also impacted the Bank’s net income during the third quarter of 2020 resulting in decreased income on interest-earning assets. The Bank expects that the current low market interest rate environment, as well as decreased advance demand, will continue into the foreseeable future, which is expected to reduce the Bank’s net income for 2020 and could decrease the Bank’s future net income.

Total assets as of September 30, 2020 were $112.2 billion, a decrease of $37.7 billion, or 25.2 percent, from December 31, 2019. Advances outstanding were $58.8 billion as of September 30, 2020, a decrease of $38.4 billion, or 39.5 percent, from December 31, 2019, as a result of decreased demand for liquidity as discussed above. Retained earnings were $2.2 billion as of September 30, 2020, an increase of $45 million, or 2.10 percent, from December 31, 2019. Capital stock was $3.3 billion as of September 30, 2020, a decrease of $1.6 billion, or 33.0 percent, from December 31, 2019.

The Bank's third quarter 2020 performance resulted in an annualized return on average equity (ROE) of 3.95 percent as compared to 4.24 percent for the third quarter of 2019. The ROE spread to average three-month London Interbank Offered Rate (LIBOR) increased to 370 basis points for the third quarter of 2020, as compared to 204 basis points for the third quarter of 2019. The Bank is currently planning for the eventual replacement of the LIBOR benchmark interest rate, including the probability of the Secured Overnight Financing Rate (SOFR) as the dominant replacement. For comparative purposes, the Bank’s ROE spread to average SOFR for the third quarter of 2020 was 386 basis points. As of September 30, 2020, the Bank was in compliance with its regulatory capital requirements.

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Operational Status
The Bank continues to operate in Phase 2 of its return to work plan, pursuant to which approximately 25 percent of employees are currently working on-site. At this time, the Bank cannot predict when its full employee base will return to work in its offices or the potential impact of the COVID-19 pandemic to its members, counterparties, vendors, and other third parties upon which the Bank relies to conduct business. As a financial institution, the Bank is part of the nation’s critical infrastructure, has continually operated its business, and has continued to serve as a reliable source of funding for its members. To date, the Bank has not experienced significant operational difficulties or disruptions; however, the possibility exists, which could impair the Bank’s ability to conduct and manage its business effectively.

Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of September 30, 2020	As of December 31, 2019
Advances	$58,802	97,167
Investments	48,255	50,617
Mortgage loans held for portfolio, net	242	296
Total assets	112,165	149,857
Consolidated obligations, net	104,377	140,637
Total capital stock	3,341	4,988
Retained earnings	2,198	2,153
Accumulated other comprehensive (loss) income	(17)	22
Total capital	5,522	7,163
Capital-to-assets ratio (GAAP)	4.92%	4.78%
Capital-to-assets ratio (Regulatory)	4.94%	4.77%

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Results and Performance Ratios	2020	2019	2020	2019
Net interest income	$89	$118	$264	$394
Net impairment losses recognized in earnings	—	(4)	—	(7)
Standby letters of credit fees	4	5	16	18
Other income	5	4	92	5
Total noninterest expense	35	39	127	110
Affordable Housing Program assessment	7	8	25	30
Net income	56	76	220	270
Return on average assets	0.20%	0.21%	0.21%	0.25%
Return on average equity	3.95%	4.24%	4.33%	5.02%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's Third Quarter 2020 Form 10-Q expected to be filed on or about November 6, 2020 with the SEC.

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About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $6.6 billion in Affordable Housing Program funds, assisting more than 957,000 households.

For more information, visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: the impact of the COVID-19 pandemic on the Bank, its employees, members and counterparties, or on the capital markets and the U.S. economy, which impact is evolving and unknowable at this time and could include impacts to the Bank’s operations, liquidity, profitability, financial condition and results of operations, and dividend. Additional factors include legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; uncertainties relating to the potential phase-out of LIBOR; future economic and market conditions (including the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, and world events, including the impact and results of upcoming U.S. national elections; disruptions in information systems; membership changes; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

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